Exhibit 99.1

Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH	MOLECULAR PHARMACOLOGY COMPLETES FIRST INTERNATIONAL SCIENTIFIC DEVELOPMENT FORUM IN SINGAPORE New US Patent Filed: Tissue Disruption Treatment and Composition for Use	April 19, 2006

FOR IMMEDIATE RELEASE

Contact:

Ian Downs
Telephone: 888-327-4122

Los Angeles, CA - April 19, 2006 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) announced today the filing of a new patent, Tissue Disruption Treatment and Composition for Use (US Patent number 11218382). The patent describes a proprietary process for the manufacture of topical biological secondary injury mediators (B-SIMs) that should have local, rather than systemic, effects and may be significantly less expensive to manufacture than conventional B-SIMs. MPL is developing its B-SIMs to stop the tissue disruption that occurs after injury by suppressing the body's reactions, such as inflammation and damage/death of otherwise uninjured cells that are triggered in response to primary injury.

"MPL USA's proprietary B-SIMs manufacturing process has the potential to a lower the cost of producing biological secondary injury mediators which further adds to the competitive advantages of transdermal delivery," said Jeff Edward, Director of MPL. "A locally delivered agent would hopefully allow for site-specific treatment and avoid the systemic side effects often associated with many of the other products used to deal with musculoskeletal injury."

The first conditions targeted by MPL will be the musculoskeletal injuries. The use of a B-SIM in these markets represents a new approach to one of the world's largest over the counter drug markets and includes indications such as joint inflammation, musculoskeletal pain, overuse and strain injuries, burns and even surgical and cosmetic procedures. MPL USA's proprietary, industrially scalable peptide-ligand bond exchange (PLBE) B-SIM manufacturing process involves the disassociation of proteins, rather than the far more costly process of assembling B-SIMs one sequence at a time. The patent was lodged in the name of Cambridge Scientific Pty Ltd; however, MPL USA holds the worldwide exclusive license to manufacture, commercialize, market and distribute topical anti-inflammatory and analgesic products based on the proprietary MPL-TL compound. The patent will be published in April 2006.

About Molecular Pharmacology (USA) Limited
Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic and anti-inflammatory products based on the proprietary MPL-TL compound.  MPL USA holds the exclusive worldwide rights to develop new and fast-acting analgesic and anti-inflammatory products based on MPL-TL.  For more information on MPL USA, visit www.mpl-usa.com.

Forward-Looking Statements
Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those projected in the forward-looking statements as a result of factors, including: uncertainties associated with product development, the risk that products that appeared promising in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to market its products and ingredients as envisaged, the risks associated with dependence upon key personnel and the need for additional financing.